Exhibit 10.2

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 8th day of August, 2005, by and between SJ PLAZA, LLC, a Delaware limited liability company (“Landlord”), and HERITAGE COMMERCE CORP., a California corporation (“Tenant”).

RECITALS

A.
Landlord and Tenant (as successor in interest to Heritage Bank of Commerce, a California corporation) are parties to that certain Office Lease, dated April 13, 2000, which lease has been previously amended by that certain First Lease Amendment, dated April 13, 2000, and that certain Second Amendment to Lease, dated for reference purposes as of August 30, 2000, and that certain Third Amendment to Lease, dated as of May 23, 2002 (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 12,824 rentable square feet (the “Original Premises”) described as Suite No. 300 on the third (3rd) floor of the building commonly known as 150 Almaden Boulevard, San Jose, California (the “Building”).

B.
Tenant is currently in possession of certain premises located on the entire ground floor and the entire second (2nd) floor of the Building consisting of approximately 22,723 rentable square feet (the “Sublease Premises”), as subtenant, pursuant to the terms of that certain Sublease dated February 12, 1996, as amended by that certain First Amendment to Sublease, dated June 4, 1997, as further amended by that certain Second Amendment to Sublease Agreement, dated June 17, 1997, as further amended by that certain Third Amendment to Sublease Agreement, dated March 25, 2002, as further amended by that certain Fourth Amendment to Sublease Agreement, dated May 1, 2005 (as amended, the “Sublease”) between Tenant, as subtenant, and Manufacturers Bank, a commercial bank chartered by the State of California (“Manufacturers”), as sublandlord, and, as incorporated by the terms of the Sublease, that certain Office Lease dated September 27, 1983, as amended by that certain First Amendment to Lease, dated February 13, 1985 (as amended, the “Manufacturers’ Lease”) by and between New Almaden Associates, Landlord’s predecessor in interest, and Mitsui Manufacturers Bank, Manufacturers’ predecessor in interest.

C.
The Lease by its terms shall expire on February 28, 2010 (“Prior Termination Date”), and the Sublease by its terms shall also expire on February 28, 2010. The parties desire to extend the Term of the Lease, to enter into a direct lease agreement with respect to the Sublease Premises to be effective after the expiration or termination of the Sublease, and to otherwise modify the terms of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. 1.
Extension. The Term of the Lease is hereby extended for a period of approximately sixty-three (63) months and shall expire on May 31, 2015 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Minimum Monthly Rent. As of the date hereof, the schedule of Minimum Monthly Rent for the Original Premises set forth in the Lease is hereby deleted in its entirety and replaced with the following:

Period	Monthly Rate Per Square Foot	Minimum Monthly Rent
08/01/05 - 07/31/06	$2.11	$27,058.64*
08/01/06 - 07/31/07	$2.17	$27,828.08
08/01/07 - 07/31/08	$2.24	$28,725.76
08/01/08 - 07/31/09	$2.29	$29,366.96
08/01/09 - 05/31/15	$4.20	$53,860.80
*Subject to abatement, as described below.

All such Minimum Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

Notwithstanding anything in this Section of the Amendment to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Minimum Monthly Rent in the amount of $27,058.64 per month for the period beginning on August 1, 2005 and ending on November 30, 2005 (the "Minimum Monthly Rent Abatement Period"). The total amount of Minimum Monthly Rent abated during the Minimum Monthly Rent Abatement Period shall equal $108,234.56 (the "Abated Monthly Rent"). During the Minimum Monthly Rent Abatement Period, only Minimum Monthly Rent shall be abated, and all Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes and other charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby. In addition, Landlord acknowledges that, as of the date hereof, Tenant has paid to Landlord the Minimum Monthly Rent due with respect to the month of August, 2005 (the “August Payment”), which amount reflects the rental rate in effect under the Lease (prior to the effectiveness of this Amendment). Landlord agrees that, following the date this Amendment is mutually executed and delivered by Landlord and Tenant, the August Payment shall be applied to the next Rent payments that become due under the Lease, as amended hereby.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.
Operating Costs, Insurance Costs and Taxes. For the period commencing on the date hereof and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes in accordance with the terms of the Lease, provided, however, during such period, the Base Year Costs used for the computation of Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes shall be the Base Operating Costs, Base Taxes and Base Insurance incurred by Landlord in 2005 and provided further that the Taxes included in the Base Taxes shall be the Taxes that would have been payable for the Property for the 2004-2005 tax year if such Taxes had been computed on the fully assessed value of the Property as of the date the Property was acquired by Landlord (i.e., the fully assessed value of the Property following reassessment due to Landlord’s acquisition of the Property) plus the annual increases in the Taxes for the Property provided for under the Revenue and Taxation Code from the date of acquisition through the lien date for the 2004-2005 tax year, notwithstanding that the Taxes billed to Landlord by the county tax assessor for such period may be less than the Taxes that would be been paid on the fully assessed value of the Property.

5.	Improvements to Original Premises.

5.1
Condition of Original Premises. Tenant is in possession of the Original Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment and in Paragraph 18.1 of the Lease.

5.2
Responsibility for Improvements to Original Premises. Tenant may perform improvements to the Original Premises in accordance with Exhibit A attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

6.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Renewal Option

(a)
Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Renewal Option”), for two (2) additional periods of five (5) years each (each, a “Renewal Term”), commencing on the day following the Extended Termination Date, or on the day following the last day of the prior Renewal Term, as applicable (the “Applicable Expiration Date”), and ending on the fifth (5th) anniversary of the Prior Termination Date or on the last day of the prior Renewal Term, as applicable. Such Renewal Options shall be personal to Tenant and any transferee pursuant to a Permitted Transfer (as defined in Paragraph 21.5 of the Lease) and shall be exercisable if:

(i)
Landlord receives notice of exercise (a “Renewal Notice”) not less than six (6) full calendar months prior to the Applicable Expiration Date and not more than twelve (12) full calendar months prior to the Applicable Expiration Date; and

(ii)
Tenant is not in default under the Lease, as amended hereby, beyond any applicable cure periods at the time that Tenant delivers its Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

(iii)	Tenant is operating in the Leased Premises and no more than twenty-five percent (25%) of the Leased Premises is sublet at the time that Tenant delivers its Renewal Notice; and

(iv)	the Lease has not been assigned (except in connection with a Permitted Transfer) prior to the date that Tenant delivers its Renewal Notice.

(b) Terms Applicable to Leased Premises During Renewal Term.

(i)
The initial Minimum Monthly Rent rate per rentable square foot for the Leased Premises during the Renewal Term shall be equal to ninety-five percent (95%) of the Prevailing Market (hereinafter defined) rate per rentable square foot for the Leased Premises, with the Prevailing Market rate being subject to adjustment during the Renewal Term, in accordance with the determination of the Prevailing Market rate described in Section 6.1(c) below. Minimum Monthly Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Minimum Monthly Rent attributable to the Leased Premises shall be payable in monthly installments in accordance with the terms and conditions of Article 5 of the Lease, as amended hereby.

(ii)
Tenant shall pay additional rent for the Leased Premises during the Renewal Term in accordance with Article 6 of the Lease, as amended hereby, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Operating Costs, Insurance Costs and Taxes, as well as the applicable base year for calculating Tenant’s share of Operating Costs, Insurance Costs and Taxes, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term; provided, however, that during the Renewal Term, the Base Year Costs used for the computation of Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes shall be the Base Operating Costs, Base Insurance and Base Taxes incurred by Landlord in the calendar year in which the Renewal Term commences.

(c)
Procedure for Determining Prevailing Market. Within thirty (30) days after receipt of Tenant’s Renewal Notice, Landlord shall advise Tenant of the applicable Minimum Monthly Rent rate for the Leased Premises for the Renewal Term. Tenant, within thirty (30) days after the date on which Landlord advises Tenant of the applicable Minimum Monthly Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such thirty (30) day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Leased Premises during the Renewal Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Leased Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Leased Premises within thirty (30) days after the date Tenant provides Landlord with the Rejection Notice, then Landlord and Tenant shall each, within five (5) business days following the expiration of such 30-day period, appoint a qualified MAI appraiser who has had at least 5 years experience within the previous 10 years as a real estate appraiser working in the area, in turn those two independent MAI appraisers shall appoint a third MAI appraiser satisfying the same criteria and the majority shall decide upon the Prevailing Market rate for the Leased Premises for the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 5-day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the Prevailing Market rate for the Leased Premises is found to be within five percent (5%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process, and in the event the Prevailing Market rate for the Leased Premises is found to be more than five percent (5%) less than the original rate quoted by Landlord, then Landlord shall bear the full cost of all the appraisal process.

If the Prevailing Market rate has not been determined by commencement of the Renewal Term, Tenant shall pay Minimum Monthly Rent upon the terms and conditions in effect under the Lease during the month preceding the commencement of the Renewal Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Minimum Monthly Rent shall be retroactively adjusted to the commencement of the Renewal Term. If such adjustment results in an underpayment of Minimum Monthly Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Minimum Monthly Rent by Tenant, Landlord shall credit such overpayment against the next installment of Minimum Monthly Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Minimum Monthly Rent.

(d)
Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Minimum Monthly Rent, Term and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Renewal Amendment to Landlord within fifteen (15) days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

(e)
Definition of Prevailing Market. As used herein, “Prevailing Market” shall mean the arm’s length fair market annual rental rate per rentable square foot under leases entered into on or about the date on which the Prevailing Market is being determined hereunder for office space comparable to the Leased Premises in the Building or Comparable Buildings (as defined below) for a comparable term. The determination of Prevailing Market shall take into account the existence and quality of improvements within the space and any material economic differences between the terms of the Lease and any comparison lease, such as rent abatements, construction costs, improvement allowances, and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; provided, however, that the determination of Prevailing Market shall not take into account the market value of Tenant’s rights to Building top signage. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined to the time such Prevailing Market rate will become effective under the Lease, as amended. As used herein, “Comparable Buildings” shall mean class “A” office buildings, other than the Building, that are of comparable size and quality as the Building and are located in the downtown San Jose, California area.

6.2 Sublease Premises.

(a)
Expansion Date. Effective as of March 1, 2010 (the “Expansion Date”), the Leased Premises, as defined in the Lease, is increased from 12,824 rentable square feet to 35,547 rentable square feet by the addition of the Sublease Premises, and from and after the Expansion Date, the Original Premises and the Sublease Premises, collectively, shall be deemed the Leased Premises, as defined in the Lease. The Term for the Sublease Premises shall commence on the Expansion Date and end on the Extended Termination Date. The Sublease Premises is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Sublease Premises. Notwithstanding the foregoing, in the event the Manufacturers’ Lease (as defined in Recital B above) terminates prior to February 28, 2010, the Expansion Date shall be accelerated to the date immediately following the date of such termination (provided that the Extended Termination Date of the Lease shall remain May 31, 2015), and the terms and conditions of the Lease, as amended hereby, shall be in full force and effect as of such date except that the Minimum Monthly Rent in effect for the period commencing upon the accelerated Expansion Date through and including February 28, 2010 (the “Advance Term”) shall be equal to the amount of Base Rent (as such term is defined in the Sublease) in effect for such period (as the same may increase during the Advance Term as provided in the Sublease), and during the Advance Term, Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs and Taxes in excess of the amount thereof applicable to the Base Year (as defined in the Fourth Amendment to Sublease Agreement, dated May 1, 2005) under the Sublease. Landlord shall provide notice to Tenant if the Manufacturers’ Lease terminates prior to February 28, 2010.

(b)	Terms Applicable to Sublease Premises

(i) Determination of Minimum Monthly Rent.

(A)
The Minimum Monthly Rent applicable to the Sublease Premises during the period beginning on the Expansion Date and ending on the Extended Termination Date shall reflect the Prevailing Market (as defined above) rate. Landlord shall advise Tenant of the Minimum Monthly Rent for the Sublease Premises no later than December 1, 2009. Said notification of the Minimum Monthly Rent may include a provision for its escalation to provide for a change in the Prevailing Market rate between the time of notification and the Expansion Date. If Tenant and Landlord are unable to agree on a mutually acceptable rental rate not later than January 15, 2010, then Landlord and Tenant shall each, within five (5) business days following January 15, 2010, appoint a qualified MAI appraiser who has had at least 5 years experience within the previous 10 years as a real estate appraiser working in the area, in turn those two independent MAI appraisers shall appoint a third MAI appraiser satisfying the same criteria and the majority shall decide upon the fair market rental for the Sublease Premises as of the Expansion Date. If either Landlord or Tenant fails to appoint an appraiser within the 5 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the Minimum Monthly Rent is found to be within five percent (5%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process, and in the event the Minimum Monthly Rent is found to be more than five percent (5%) less than the original rate quoted by Landlord, then Landlord shall bear the full cost of all the appraisal process. Notwithstanding anything herein to the contrary, in no event shall the net effective Minimum Monthly Rent for the Sublease Premises with respect to the period beginning on the Expansion Date and ending on the Extended Termination Date be less than Two Dollars ($2.00) per rentable square foot of the Sublease Premises.

(B)
If the Prevailing Market rate has not been determined by the Expansion Date, Tenant shall pay Minimum Monthly Rent upon the terms and conditions in effect under the Sublease during the month preceding the Expansion Date until such time as the Prevailing Market rate has been determined. Upon such determination, the Minimum Monthly Rent for the Sublease Premises shall be retroactively adjusted to the Expansion Date for the Sublease Premises. If such adjustment results in an underpayment of Minimum Monthly Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Minimum Monthly Rent by Tenant, Landlord shall credit such overpayment against the next installment of Minimum Monthly Rent due under the Lease, as amended hereby, and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Minimum Monthly Rent.

(ii)
Operating Costs, Insurance Costs and Taxes. For the period commencing on the Expansion Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share with respect to the Sublease Premises of Operating Costs, Insurance Costs and Taxes in accordance with the terms of the Lease, provided, however, during such period, the Base Year Costs used for the computation of Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes with respect to the Sublease Premises only shall be the Base Operating Costs, Base Taxes and Base Insurance incurred by Landlord in 2010. In no event shall the foregoing be deemed to modify the determination of Base Year Costs for Tenant’s Proportionate Share with respect to the Original Premises, which Base Year Costs shall be calculated in accordance with Section 4 above, using the Base Operating Costs, Base Taxes and Base Insurance incurred by Landlord in 2005.

(iii)
Signage. Tenant shall have the exclusive right to continue to display Tenant’s identification signs existing as of the date of this Amendment and located at the top of the Building (the “Exclusive Signs”). Landlord shall not permit any other Building top signage to be displayed on the exterior of the Building during the Term of the Lease, including any Renewal Term. In addition to the Exclusive Signs, Tenant shall have the non-exclusive right to continue to display Tenant’s name on other signage existing at or near the Building as of the date of this Amendment and further described on Exhibit B attached hereto (together with the Exclusive Signs, the “Existing Signage”). Tenant shall maintain the Existing Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning and, if the Existing Signage is illuminated, relamping at reasonable intervals. Tenant shall be responsible for any electrical energy used in connection with the Existing Signage. Any modifications, alterations or improvements made to the Existing Signage shall be subject to Landlord’s prior written approval. Notwithstanding the foregoing, Tenant shall not be liable for any fee in connection with Tenant’s right to display the Existing Signage in accordance with the Lease. Upon the expiration or earlier termination of the Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove its signage and repair the Building in accordance with the terms of the Lease, Landlord shall cause Tenant’s signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of Tenant’s signage, all at the sole cost and expense of Tenant and otherwise in accordance with the Lease, without further notice from Landlord notwithstanding anything to the contrary contained in the Lease. Tenant shall pay all costs and expenses for such removal and restoration within ten (10) business days following delivery of an invoice therefor. The rights provided in this Section 6.2(b)(iv) shall be non-transferable (except in connection with a Permitted Transfer, in which event such rights shall be fully transferable) unless otherwise agreed by Landlord in writing in its sole discretion. Notwithstanding anything herein to the contrary, nothing contained in this Section shall be deemed to (i) subject to the terms of the following sentence, prohibit Landlord from placing other tenants’ names on any of the monument and/or other signs (other than the Exclusive Signs) serving the Complex, or (ii) entitle Tenant to any naming rights to the Building or Complex or any portion thereof. To the extent Landlord is not prohibited by any existing or future applicable law, code or regulation, and provided that (A) Tenant is not in default beyond any applicable cure period under the Lease, as amended hereby, (B) Tenant has not assigned the Lease (except in connection with a Permitted Transfer), (C) Tenant has not sublet more than twenty-five percent (25%) of the Leased Premises; (D) Tenant is in occupancy of and conducting its Permitted Use in the Leased Premises, Landlord covenants not to allow signage on (x) any monument sign serving the Building, (y) any eyebrow sign on the Building, or (z) the glass of the lobby of the Building, for any Competitor (as hereinafter defined) during the Term or any Renewal Term. For purposes of this provision, “Competitor” shall mean any tenant or other occupant of the Building whose primary business is mortgage services, lending (i.e., those lending services typically offered by banks, savings & loans, thrifts or credit unions, along with SBA lending, commercial finance lending/factoring, and secured real estate lending), or banking, including a bank, savings and loan, thrift or credit union; provided, however, that the foregoing signage restrictions shall not apply to any tenant or other occupant (or any successor-in-interest thereto, including any assignee or subtenant) of the Building whose lease or other occupancy agreement is dated prior to the date of this Amendment if such lease or other occupancy agreement grants such tenant or other occupant a right to any monument or building signage (which signage rights were granted in writing prior to the date of this Amendment).

(d)
Parking. Following the Expansion Date, Tenant shall have the right to use the same number of parking spaces that Tenant has the right to use pursuant to the terms of the Sublease as of the date of this Amendment (i.e., forty-five (45) unreserved parking spaces and fifteen (15) reserved parking spaces free of charge, except that with respect to the fifteen (15) reserved spaces, Tenant shall be responsible for purchasing parking validations for such spaces at the then current rate), and otherwise upon terms and conditions to be more particularly set forth in the Expansion Amendment (defined below).

(e)
Amendment. Landlord and Tenant each shall, on or before the Expansion Date or as soon thereafter as reasonably possible, execute and deliver to the other an amendment (the “Expansion Amendment”) to the Lease, which sets forth the Minimum Monthly Rent, Tenant’s Proportionate Share during the Term and other appropriate terms, but the Minimum Monthly Rent so determined shall be effective during the Term whether or not such Expansion Amendment is executed.

6.3     Right of First Offer

(a)
Provided Tenant is not then in default under the terms, covenants and conditions of the Lease, as amended hereby, Tenant shall have an ongoing right of offer (the “Offer Right”) to lease all or a portion of each space located on the fourth (4th) floor of the Building (the "Potential Offer Space”). Tenant’s Offer Right shall be exercised as follows: (i) at any time after Landlord has determined that the existing tenant, if any, in any portion of such Potential Offer Space, will not extend or renew the term of its lease with respect thereto (but prior to leasing such space to a party other than the existing tenant), or (ii) in the case of a Potential Offer Space that is vacant as of the date of this Amendment, after Landlord first leases such Potential Offer Space to a third party and Landlord has determined that such tenant will not extend or renew the terms of its lease with respect thereto (but prior to leasing such space to a party other than the then existing tenant), Landlord shall notify Tenant in writing (“Landlord’s Notice”) of the approximate size and location of the portion of the Potential Offer Space (the “Offer Space”) that will be available, the date such Offer Space will be available for occupancy, and the terms and conditions on which Landlord intends to offer it to the public, and Tenant shall have a period of ten (10) business days following receipt of Landlord’s Notice in which to exercise Tenant's Offer Right to lease such portion of the Offer Space pursuant to the terms and conditions contained in Landlord's Notice, failing which Landlord may lease such portion of the Offer Space to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to the Offer Space. If Tenant exercises its Offer Right in accordance with the terms and conditions of this Section 6.3, effective as of the date Landlord delivers the Offer Space (the "Delivery Date"), the Offer Space shall automatically be included within the Leased Premises and subject to all the terms and conditions of the Lease, except as set forth in Landlord's notice and as follows:

(i)	Tenant's Proportionate Share shall be recalculated, using the total square footage of the Leased Premises, as increased by the Offer Space.

(ii)
Unless Landlord’s Notice specifies otherwise, the Offer Space shall be leased on an "as is" basis and Landlord shall have no obligation to improve the Offer Space or grant Tenant any improvement allowance thereon.

(iii)
If requested by Landlord, Tenant shall, prior to the beginning of the term for the Offer Space, execute a written memorandum or amendment confirming the inclusion of the Offer Space and the Minimum Monthly Rent for the Offer Space.

(iv)	The Term for the Offer Space shall be coterminous with the Leased Premises; provided, however, that in no event shall the Term for the Offer Space be less than thirty-six (36) months.

(b)	Tenant shall have no such Offer Right and Landlord need not provide Tenant with a written notice of the same, if:

(i)	Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver Landlord’s Notice as described above; or

(ii)	more than twenty-five percent (25%) of the Leased Premises is sublet at the time Landlord would otherwise deliver Landlord’s Notice as described above; or

(iii)	the Lease has been assigned (other than in connection with a Permitted Transfer) prior to the date Landlord would otherwise deliver Landlord’s Notice as described above; or

(iv)	Tenant is not occupying the Leased Premises on the date Landlord would otherwise deliver Landlord’s Notice as described above; or

(v)	the Offer Space is not intended for the exclusive use of Tenant during the Term; or

(vi)	the existing tenant in the Offer Space is interested in extending or renewing its lease for the Offer Space or entering into a new lease for such Offer Space.

(c)
If Landlord is delayed delivering possession of the Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space as soon as reasonably practicable, and the commencement of the term for the Offer Space shall be postponed until the date Landlord delivers possession of the Offer Space to Tenant free from occupancy by any party.

(d)
The rights of Tenant hereunder with respect to an Offer Space shall terminate on the earlier to occur of (i) the Extended Termination Date of the Lease; (ii) with respect to any particular portion of the Offer Space, Tenant's failure to exercise its Offer Right with respect to such portion within the 10 business day period provided in Subsection (a) above; and (iii) with respect to any particular portion of the Offer Space, the date Landlord would have provided Tenant a notice of availability with respect to such portion if Tenant had not been in violation of one or more of the conditions set forth in Subsection (b) above. Notwithstanding the foregoing, in the event that Tenant fails to exercise its Offer Right with respect to any particular portion of the Offer Space and Landlord fails to enter into a lease with a prospect for such portion of the Offer Space within 180 days following the expiration of Tenant’s Offer Right with respect to such portion of the Offer Space, Tenant’s Offer Right with respect to such portion of the Offer Space shall be reinstated, subject to the terms of this Section 6.3(d). Notwithstanding the foregoing, Tenant shall, within the one hundred eighty (180) days following the date of Landlord’s Notice, again have the Offer Right with respect to the Offer Space if, within such one hundred eighty (180) day period, Landlord proposes to lease the Offer Space to a prospective tenant on terms that are substantially different than those set forth in Landlord’s Notice. For purposes hereof, the terms offered to a prospect shall be deemed to be substantially the same as those set forth in Landlord’s Notice as long as there is no more than a 5% reduction in the “bottom line” cost per rentable square foot of the Offer Space to the prospect when compared with the “bottom line” cost per rentable square foot under Landlord’s Notice, considering all of the economic terms of the both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

(e)
Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a Offer Right, right of first refusal, expansion option or otherwise) of Grant Thornton LLP, an Illinois limited partnership (“Grant Thornton”), pursuant to that certain Office Lease, dated January 17, 2005, by and between Landlord and Grant Thornton.

6.4
Destruction. Paragraph 19.6 of the Lease is hereby amended to provide that, notwithstanding the provisions of such paragraph which permit Landlord to terminate the Lease if there is substantial damage to the Leased Premises or the Building during the last twelve (12) months of the Term of the Lease, Landlord shall not have the right to terminate the Lease if during such twelve (12) month period, Tenant has properly exercised its Renewal Option pursuant to Section 6.1 of this Amendment. Furthermore, if at the time of such damage Tenant has a Renewal Option that has not yet been exercised and the time for exercise of the Renewal Option has not then expired, then Tenant shall have a period of thirty (30) days from the date of the casualty to elect to exercise its Renewal Option by delivery of written notice to Landlord. If Tenant has previously exercised its Renewal Option or Tenant exercises its Renewal Option during such thirty (30) day period, and provided Landlord is otherwise obligated to, or elects to repair such damage under the provisions of Article 19 of the Lease, Landlord shall, at Landlord’s expense, repair such damage in accordance with Article 19 of the Lease, and the Lease shall continue in full force and effect. If Tenant fails to exercise its Renewal Option during such thirty (30) day period, then Landlord may, at Landlord’s option, terminate the Lease effective as of the date of the casualty, by delivering notice to Tenant of Landlord’s election to do so within ten (10) days after the expiration of such thirty (30) day period.

6.5
Subordination, Nondisturbance and Attornment. Landlord shall use commercially reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord's current mortgagee on such mortgagee's then current standard form of agreement. "Reasonable efforts" of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the mortgagee. Upon request of Landlord, Tenant shall execute the mortgagee’s form of non-disturbance, subordination and attornment agreement, with such modifications (if any) as may be requested by Tenant and agreed to by the mortgagee, and return the same to Landlord for execution by the mortgagee. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect. Such non-disturbance, subordination, and attornment agreement may include other commercially reasonable provisions in favor of the mortgagee, including, without limitation, additional time on behalf of the mortgagee to cure defaults of the Landlord and provide that (a) neither mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Minimum Monthly Rent, Additional Rent, or other sum due under the Lease, as amended hereby, for more than 1 month in advance or (ii) any amendment or modification of the Lease made without the express written consent of mortgagee or any successor-in-interest; (b) neither mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord), (ii) the breach of any warranties or obligations relating to construction of improvements on the property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any security deposit, except to the extent such deposits have been received by mortgagee; and (c) neither mortgagee nor any successor-in-interest shall be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord). Landlord's failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder; provided, however that if Landlord is unable to obtain a non-disturbance agreement from any mortgagee, then Tenant shall not be required to execute any other documents that may be required by such mortgagee.

7.	Miscellaneous.

7.1
This Amendment, including Exhibit A (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Leased Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

7.4
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.5
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.6
Tenant hereby represents to Landlord that Tenant has dealt with no broker, other than Cornish & Carey, in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker, other than Cornish & Carey, in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Amendment.

7.7	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

7.8
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building (as defined in the Lease). The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:	TENANT:

SJ PLAZA, LLC,
a Delaware limited liability company

By: Divco West Group, LLC
a Delaware limited liability company
Its Agent

By: _______________________
Name: _______________________
Its: _______________________
HERITAGE COMMERCE CORP., a California corporation By: _______________________ Name: ______________________ Its: ______________________

EXHIBIT A - TENANT ALTERATIONS

attached to and made a part of the Amendment bearing the
date of August 8, 2005, between SJ PLAZA, LLC, as Landlord and
HERITAGE COMMERCE CORP., as Tenant
1.0     Tenant, following the full and final execution and delivery of the Amendment to which this Exhibit A is attached and any prepaid rental and security deposits required under such agreement, shall have the right to perform alterations and improvements in the Original Premises and, subject to the terms of the Sublease and the Manufacturers’ Lease, the Sublease Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Original Premises unless and until Tenant has complied with all of the terms and conditions of Article 12 of the Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, as amended hereby, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Original Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2.0     Provided Tenant is not in default, Landlord agrees to contribute the sum of One Hundred Seventy-Seven Thousand Seven Hundred Thirty-Five Dollars ($177,735.00) (the "Allowance") toward the cost of performing the Initial Alterations. The Allowance may be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations and for all hard costs incurred by Tenant in connection with the Initial Alterations, including preliminary and final plans and specifications, permits, plan check fees, engineering, and construction of the Initial Alterations. The Allowance shall be paid to Tenant or, at Landlord's option, to the order of the general contractor that performed the Initial Alterations, within thirty (30) days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the Initial Alterations; (2) a sworn contractor's affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the Initial Alterations; and (5) the certification of Tenant’s general contractor that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord's obligation to disburse shall only resume when and if such default is cured.

3.0     In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.

4.0     Tenant agrees to accept the Original Premises in its "as-is" condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Original Premises.

5.0     This Exhibit A shall not be deemed applicable to any additional space added to the Original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Original Premises or any additions to the Original Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.